Exhibit 5.1

July 19, 2023

Beneficient

325 N. Saint Paul Street, Suite 4850

Dallas, Texas 75201

Re:	Beneficient Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Beneficient, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1, initially filed by the Company on July 19, 2023 (as thereafter amended or supplemented, the “Registration Statement”).

The Registration Statement relates to the registration of the offer and sale from time to time by the Selling Holders (as defined in the Registration Statement) of up to 468,562 shares of our Class A common stock, par value $0.001 per share (“Class A common stock” held by the Selling Holders, the “Offered Securities”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Articles of Incorporation and Bylaws of the Company; (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Offered Securities and related matters; (iii) the Registration Statement and all exhibits included or incorporated by reference thereto; (iv) a certificate executed by an officer of the Company, dated as of the date hereof; and (v) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other the laws of the State of Nevada, as currently in effect.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that the Offered Securities are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Haynes and Boone, LLP	2323 Victory Avenue | Suite 700 | Dallas, TX 75219 T: 214.651.5000 | haynesboone.com

Beneficient

July 19, 2023

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP